Exhibit 19

SAGA COMMUNICATIONS, INC.
INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) provides guidelines to all employees and officers of Saga Communications, Inc. and its affiliates (the “Company”) as well as members of the Company’s Board of Directors (the “Directors”) with respect to transactions in the Company’s securities, and codifies the Company’s standards on trading and enabling the trading of securities of the Company or other publicly-traded companies while in possession of material non-public information.

Scope of Policy

The Policy applies to Directors, officers and employees of the Company (“Insiders”), and is divided into two parts:

●	Part I applies to all Insiders and their respective immediate family members, and prohibits trading in the Company’s and other companies securities in certain circumstances; and
●	Part II applies to all Covered Persons (as defined in Part II below) and imposes additional restrictions on those individuals with respect to trading in the Company’s securities.

PART I

Insider Trading Prohibition (applies to all Directors, Officers and Employees of the Company)

Insider trading occurs when a person in possession of material and non-public information obtained through involvement with the Company (1) uses that information to make decisions to purchase, sell, or otherwise trade in securities of the Company or another company, or (2) provides that information to others outside the Company to enable such trading.

U.S federal law prohibits insider trading, and a violation of these laws may cause reputational and financial damage to the Company.

1. Scope

Part I of this Policy applies to all Insiders and their respective family members, and all transactions in the Company’s securities, including common or preferred stock, options and warrants to purchase common stock, notes, bonds, convertible securities and any other debt or equity securities that the Company may issue, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

2. General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information

(a) No Insider or any of their immediate family members may purchase or sell any Company security while in possession of material non- public information about the Company, its customers, suppliers, consultants or other companies with which the Company has contractual relationships or may be negotiating transactions (the terms “material” and “non-public information” are defined in Part I, Section 4(a) and (b) below).

(b) No Insider or any of their immediate family members who know of any material non-public information about the Company may communicate that information to any other person, including family and friends.

(c) In addition, no Insider or any of their immediate family members (see Part II, Section 1. Covered Persons) may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No Insider who knows of any such material non-public information may communicate that information to any other person, including family and friends.

(d) For compliance purposes, no Insider or any of their immediate family members should ever trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that the Insider has reason to believe is material and non-public unless the Insider first consults with, and obtains the advance approval of, the Compliance Officer (which is defined in Part I, Section 4(c) below).

3. Other Prohibited Transactions

The Company considers it improper and inappropriate for Insiders or any of their immediate family members to engage in short-term or speculative transactions in the Company’s securities or in other transactions that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in the Company’s securities by Insiders or any of their immediate family members is subject to the following additional restrictions:

(a) Short sales. No Insider or any of their immediate family members may sell the Company’s securities short (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock). Note that in addition to this Policy, Section 16(c) of the Exchange Act prohibits Section 16 Officers and Directors of the Company from engaging in short sales.

(b) Options trading. No Insider or any of their immediate family members may buy or sell puts or calls or other derivative securities on the Company’s securities.

(c) Trading on margin; Pledging. No Insider or any of their immediate family members may hold Company securities in a margin account or pledge Company securities as collateral for a loan.

(d) Hedging. No Insider or any of their immediate family members may enter into hedging, monetization transactions, or similar arrangements with respect to Company securities.

4. Definitions

(a) Materiality. Insider trading restrictions come into play only if the information that a director, officer or employee of the Company possess is “material.” Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

●	significant changes in the company’s prospects;
●	financial results, projections of future earnings or losses;
●	significant write-downs in assets;
●	developments regarding significant litigation or government agency investigations;
●	impending bankruptcy or liquidity problems;
●	changes in earnings estimates or unusual gains or losses in major operations;
●	major changes in management;
●	a determination to declare a dividend;
●	extraordinary borrowings;
●	entry into or modification or termination of a significant contract;

●	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions or tender offer, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
●	public offerings.

With respect to a future event, such as a merger or acquisition or development of a new product, the point at which negotiations or new product development plans are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material.

Keep in mind that materiality is judged in hindsight, and while a development may not seem material at the time, if following its announcement to the public, the Company’s stock price increases or decreases, a plaintiff’s lawyer or the United States Securities and Exchange Commission (“SEC”) will use this fact to demonstrate materiality. If you are unsure whether information is material, you should consult with the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

(b) Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

(c) Compliance Officer. The Company has appointed Samuel D. Bush, its EVP/CFO, as the compliance officer for this Policy (“Compliance Officer”). The duties of the Compliance Officer include, but are not limited to, the following:

(i)  assisting with implementation of this Policy;

(ii)  circulating this Policy to all Directors, officers and employees of the Company and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii)  notifying Covered Persons (as defined in Part II below) and, if appropriate, other employees of the Company of the Company’s imposition of a trading “blackout” period as described in Part II, Section 3 below;

(iv) pre-clearing all trading in securities of the Company by all Covered Persons in accordance with the procedures set forth in Part II, Section 5 below; and

(v) providing approval of any Rule 10b5-1 plans (or revisions or amendments to such plans), as described in Part II, Section 3(d) below.

In the event that the Compliance Officer is not available or desires to effect a transaction in Company securities for which pre-clearance or approval is required under this Policy, Cathy Bobinski, SVP/Controller of the Company shall serve as the Compliance Officer.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors. Penalties may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

A person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees. The SEC has imposed large penalties even when the tipper did not profit from the transaction.

Individuals who violate this Policy may be subject to disciplinary action by the Company, up to and including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer or the Chief Financial Officer in writing and must be provided before any activity contrary to the above requirements takes place.

6. Exceptions for certain Transactions

This Policy does not apply to all transactions involving the Company’s securities. The following exceptions are intended to facilitate several common types of transactions.

●	401(k) Plan. Investing in 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
●	Stock Option Exercises. This Policy does not apply to the mere exercise of a stock option for cash under the Company’s stock option plans. This Policy does apply, however, to: Any sale of stock as part of a broker assisted “cashless” exercise of an option (i.e., any market sale for the purpose of generating the cash needed to pay the exercise price of an option); and
●	Net Settlement upon Vesting of Restricted Stock. This Policy does not apply to a surrender of shares to the Company or the retention and withholding from delivery to the applicable officer, director or employee of shares by the Company (i.e., a so-called “net settlement”) upon vesting of restricted stock in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or the Company plan pursuant to which the restricted stock was granted.

PART II
Additional Trading Restrictions for Covered Persons

1. Covered Persons

Covered Persons are the individuals described below (collectively, “Covered Persons”):

●	Current Directors of the Company and its affiliates;
●	“Executive officers” of the Company as described in Rule 3b-7[1] under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and all individuals designated as “officers” of the Company for purposes of Section 16 under the Exchange Act[2] (“Section 16 Officers”);
●	All Officers of Saga Communications, Inc.
●	All corporate-level employees in the accounting, finance, investor relations, and law departments of the Company;
●	Market General Managers and Market Business Managers
●	Immediate family members (parents, siblings, spouses, children) and household members of each of the foregoing groups.

The Company’s Compliance Officer or Chief Financial Officer may designate additional “Covered Persons” from time to time as described in Part II, Section 3.

2. Scope

Because Covered Persons are exposed to a wider range of material non-public information than their colleagues (e.g., information regarding quarterly results, strategic transactions, or the like), this Policy includes additional restrictions on transactions by such persons.

3. Blackout Periods

(a) Persons Covered. All Covered Persons are prohibited from trading in the Company’s securities during blackout periods. In addition, the Compliance Officer may notify other employees of the Company that they are prohibited from trading in the Company’s securities during blackout periods, in which event such notified persons shall also be considered “Covered Persons.”

1 17 CFR § 240.3b-7 Definition of “executive officer”.

The term executive officer, when used with reference to a registrant, means its president, any executive vice president or senior vice president of the registrant in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the registrant. Executive officers of subsidiaries may be deemed executive officers of the registrant if they perform such policy making functions for the registrant.

2 Refer to Section 16 under the Exchange Act, 17 CFR Section 240.16a-1 for a complete definition.

For illustration, the SEC defines an “officer” in Rule 16a-1(f) and an “executive officer” in Rule 3b-7, both under the Securities Exchange Act of 1934 (the “Exchange Act”).  Rule 16a-1(f) defines the term “officer” as the president, principal financial officer, principal accounting officer, any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer.

(b) Quarterly Blackout Periods. Announcement of quarterly financial results almost always has the potential to have a material effect on the market for its securities. Therefore, to avoid even the appearance of trading on the basis of material, non-public information, and to assist compliance with insider trading laws, the Company has created the following blackout periods during which Covered Persons may not trade in the securities of the Company:

(i)  From December 16 until the end of the second trading day following public announcement of fourth quarter and year-end financial results;

(ii)  From March 16 until the end of the second trading day following public announcement of first quarter financial results;

(iii)  From June 15 until the end of the second trading day following public announcement of second quarter financial results; and

(iv) From September 15 until the end of the second trading day following public announcement of third quarter financial results.

(c) Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, new product developments, clinical trials, or other material events) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities.

(d) Exception for Approved Rule 10b5-1 Plan. These trading restrictions do not apply to transactions by Covered Persons under a pre-existing written plan, contract, instruction or arrangement under Exchange Act Rule 10b5-1 (“Approved 10b5-1 Plan”) that meet the following requirements:

(i)  it has been reviewed and approved by the Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five days in advance of being entered into):

(ii) it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends thirty (30) days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii) it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

(iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(iv) it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer at sbush@sagacom.com or 313-886-7070. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

4. Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the end of the second trading day following public announcement of the quarterly financial or year-end results and ending on the day that the next blackout period under Part II, Section 3(b) begins. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information had been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 3(c) above is imposed and will re-open the trading window once the special blackout period has ended.

5. Pre-clearance of Securities Transactions

(a) Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all Covered Persons to obtain a pre-clearance, even outside a Blackout Period, from the Compliance Officer for all transactions in the Company’s securities. In addition, transactions made by a Section 16 Officer or Director require a supplemental pre-clearance by the Company’s EVP/CFO (or, for trades by the CFO, by the Company’s President/CEO or SVP/Controller).

(b) These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c) Unless revoked, a grant of permission will normally remain valid until the close of trading five days following the day on which it was granted. If the transaction does not occur during the five-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the applicable Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer or the Chief Financial Officer. In addition, pre-clearance is not required for stock option exercises and net issuances of restricted stock under the limited circumstances described in the introduction to this Policy.

6. Short Term Trading by Covered Persons

Section 16 - Officers and Directors who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase. This prohibition does not apply to stock option exercises (whether regular or cashless) and Employee Stock Purchase Plan purchases.

Note that in addition to this Policy, under Section 16(b) of the Exchange Act, any “short-swing profits” realized by a Section 16 - Officer or director of the Company from a “matching” purchase and sale or “matching” sale and purchase of

Company stock occurring within a six-month period would be subject to disgorgement to the Company. Note that under Section 16(b), the highest sale price is matched with the lowest purchase price in determining profit, and purchases and sales that result in a loss are ignored— meaning that under these rules, you could be deemed to have a profit to be disgorged even though you actually lose money on your trades in the aggregate. There is an active group of lawyers that track purchases and sales by Section 16 - Officers and Directors for violation of these rules. There is no defense to a violation of these rules.

ATTACHMENT A

ACKNOWLEDGEMENT

I, the undersigned, have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) Saga Communications, Inc., to comply fully with the policies and procedures contained therein.

Name: _______________________________

Title: ________________________________

Signature: ____________________________

Date: ________________________________